EXHIBIT 99.1

CENTRAL VIRGINIA BANKSHARES

EPS $ 0.48 IN THIRD QUARTER $1.64 YEAR TO DATE

POWHATAN, VA, October 27, 2006 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported third quarter 2006 net income of $ 1,173,079 virtually unchanged from $ 1,190,379 in the third quarter of 2005. On a per share basis, basic earnings were $ 0.48 per share, a decline of 4 percent versus $ 0.50 per share in the third quarter of the prior year. On a fully diluted basis, net income per share was $0.48, compared to $0.49 in the comparable period of the prior year. For the third quarter, the return on average assets was 1.15 percent versus the prior year’s 1.20 percent. The return on shareholders’ equity in the third quarter 2006 declined to 12.49 percent compared to 13.89 percent in last year’s third quarter as total shareholders’ equity for the third quarter averaged $37.6 million or $3.3 million higher than the prior year’s comparable period average of $34.3 million. At quarter end 2006, shareholders equity stood at $35.8 million, up from $33.3 million at the end of the third quarter of 2005, principally due to $3.8 million in earnings retention and a increase of $1.5 million in the net unrealized securities losses recorded as Other Comprehensive Income in accordance with FASB 115. The book value of a share of common stock increased by 6.7 percent to $14.84 compared to $13.91 in 2005. All prior period per share data reported herein, has been adjusted to reflect the effect of the 5 percent stock dividend paid to shareholders on June 15, 2006.

For the nine months, net income totaled $ 3,997,695 ahead by 12 percent or $ 427,815 when compared to the prior year’s total of $3,569,880. For the first three quarters of 2006, basic earnings per share are up 11.1 percent, $ 1.66 versus $ 1.50 in 2005. On a fully diluted basis, earnings per share improved by 11.2 percent to $1.64 per share versus $ 1.47 per share last year. The return on average assets was 1.32 percent versus the prior year’s 1.22 percent and the return on shareholders’ equity was 14.88 percent compared to 14.66 percent last year.

The fully tax equivalent net interest income for the third quarter was $ 3.99 million, an increase of 2.9 percent compared to $ 3.87 million in the third quarter of 2005. The tax equivalent net interest margin was 4.16 percent for the quarter compared to 4.21 percent in third quarter 2005. For the year to date, the tax equivalent margin was 4.19 percent versus 4.16 percent in the comparable period of the prior year. We continue to experience compression in the net interest margin, as expected, due to the Company’s asset sensitivity. The cessation of interest rate increases by the Federal Reserve has stabilized the yields on many of the Company’s earning assets, while interest expense, associated primarily with CD’s, continues to increase as instruments opened one or more years ago, when rates were lower, now are maturing and renewing at current higher interest rates. This results in the expense on interest bearing deposits continuing to increase while interest income on earning assets remains relatively flat.

Non-interest income for the third quarter was $ 882,626 a 21 percent increase compared to $728,862 in the prior year’s third quarter. The categories up significantly over the prior year were deposit fees and charges, up 57.4 percent to $473,018, bank card fees were up 12.8 percent to $104,656, commissions from sales of non-deposit investment products and insurance were up 31.2 percent to $77,475, and other miscellaneous income was up 64.6 percent to $116,231. During the quarter, there were no realized gains on sales of securities available for sale compared to $78,369 in the prior year’s third quarter.

There was no loan loss provision expense for the third quarter or the first nine months of 2006 compared to provisions of $107,000 and $166,000 respectively in the third quarter and year to date 2005. Asset quality remains very good as total nonperforming assets at September 30 declined to $1,348,729 from $1,590,340 in the third quarter 2005. On a linked quarter basis compared to the second quarter of the current year, the total has increased slightly from $1,185,991. Total nonperforming assets consist of $754,745 in non accrual and $593,985 in 90 day past due loans. The reserve for loan losses represents 1.37 percent of loans and 215.4 percent of quarter-end nonperforming assets.

Average earning assets for the third quarter were $383.1 million an increase of $14.7 million or 4.0 percent compared to $368.4 million in the corresponding quarter last year. Average loan balances increased to $211.9 million, an increase of $25.4 million or 13.6 percent from the prior year’s third quarter average balances of $ 186.4 million. The bank's investment securities portfolio declined, providing funding for the growth in loans, and averaged $ 167.7 million for the quarter, a decrease of $ 11.2 million or 6.3 percent compared with the prior year’s quarterly average of $ 178.9 million. Average overnight funds sold increased to $3.0 million from $2.3 million in the comparable quarter of last year. Deposits exhibited moderate growth, averaging $328.5 million for the quarter a $ 6.2 million or 1.9 percent increase versus last year’s third quarter average of $ 322.2 million. Total borrowings increased slightly during the third quarter to average $ 41.4 million compared to $40.9 million in the third quarter of 2005. Average total assets grew by $8.2 million or 2.1 percent from $ 398.2 million last year, to $ 406.4 million for the third quarter 2006.

Non-interest expense increased by 15.3 percent to $3.2 million in the third quarter 2006 versus $2.8 million last year. The increase is attributable to overall growth of the Company, and targeted spending for advertising and public relations. Our growth has naturally affected salaries and benefits, occupancy, and equipment repairs and maintenance expenses, while expenditures for advertising and public relations are reflective of our efforts to increase market share. Professional fees increased versus the prior year, as the prior year reflected an adjustment in professional fees as a result of the deferral of the effective date for section 404 certifications required by the Sarbanes-Oxley Act. The bank’s efficiency ratio increased to 65.2 percent from 59.9 percent in comparable quarter in 2005.

The President and CEO of Central Virginia Bankshares, Inc., Ralph Larry Lyons, commented “...the Company’s performance in the third quarter was good; solid loan growth, moderate deposit growth, and changes in the structure of our borrowings all combined to lessen the negative impact of margin compression as evidenced by our net interest income increasing by 2.9 percent over the prior year....” he added “...we also experienced a 21 percent increase in non-interest income. The impact of our investment in additional lending and business development personnel, coupled with expenditures for marketing and advertising, we believe, will result in profitable new business in future periods and accounts for much of the increase in non-interest expense. Overall, we are pleased with these results, and look forward to 2006 being another excellent year.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions ; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 33 year-old, $416 million community bank with its headquarters and main office in Powhatan County and six other full service banking offices, two in the County of Cumberland, three in western Chesterfield County and one in western Henrico County, both of which are adjacent to metropolitan Richmond, Va.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc.	Third Quarter (Unaudited)		Year to Date
	2006	2005	2006	2005

Net Income	1,173,079	1,190,379	3,997,695	3,569,880
Interest & Fees on Loans	4,451,113	3,482,027	12,759,892	9,849,808
Interest on Investments & Funds Sold	2,389,092	2,406,327	7,068,779	7,062,640
Interest on Deposits	2,532,168	1,863,292	6,913,432	5,208,771
Interest on Borrowings	499,389	353,754	1,502,691	1,088,959
Net Interest Income (FTE)	3,986,615	3,873,072	11,957,736	11,243,796
Non Interest Income	882,626	728,862	3,433,542	2,105,156
Loan Loss Provision	0	107,000	0	166,000
Interest Expense	3,031,557	2,217,046	8,416,123	6,297,730
Non Interest Expense	3,177,778	2,756,981	9,573,579	8,046,536
Period End Balances:
Investment Securities	163,083,109	161,508,615
Fed Funds Sold	2,887,000	2,421,000
Loans (net of Unearned Discount)	212,018,638	194,994,286
Loan Loss Reserve	2,905,082	2,879,149
Non Interest Bearing Deposits	47,014,934	44,719,785
Total Deposits	336,367,705	322,321,214
Borrowings	41,238,500	36,366,000
Assets	415,806,861	393,920,068
Period End Shareholders Equity	35,777,385	33,338,411
Average Balances:
Average Assets	406,373,662	398,175,394	404,084,278	390,052,164
Average Earning Assets	383,100,524	368,382,268	380,228,174	360,593,339
Investment Securities	167,722,130	178,924,638	168,550,212	174,911,842
Federal Funds Sold	2,991,445	2,273,848	1,218,462	1,805,809
Loans (net of Unearned Discount)	211,852,885	186,411,413	209,854,297	183,288,462
Non Interest Bearing Deposits	46,214,655	44,304,157	45,742,846	41,471,266
Total Deposits	328,451,133	322,213,433	326,085,031	316,982,805
FHLB Overnight Advances	2,608,696	-	6,014,652	395,604
FHLB Term Borrowings	33,391,304	33,000,000	26,923,077	30,946,886
Fed Funds Purchased & REPO	280,647	2,765,891	4,692,676	2,731,568
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Average Shareholders Equity	37,558,829	34,288,045	35,816,950	32,471,863
Average Shares Outstanding - Basic	2,408,280	2,394,110	2,403,965	2,384,261
Average Shares Outstanding - Fully Diluted	2,446,955	2,435,400	2,442,518	2,425,840

Central Virginia Bankshares, Inc.	Third Quarter (Unaudited)		Year to Date
	2006	2005	2006	2005

Asset Quality:
Charged Off Loans	31,721	41,031	75,150	82,286
Recoveries	37,606	7,923	62,562	96,813
Non Performing Assets at Period End:
Non-Accrual Loans	754,745	748,328
Loans Past Due 90 Days or More	593,985	724,252
Other Non Performing Assets	0	117,760
Other Real Estate	0	0
Total Non Performing Assets	1,348,729	1,590,340

Per Share Data & Ratios:
Net Income Per Share - Basic	$0.48	$0.50	$1.66	$1.50
Net Income Per Share - Fully Diluted	$0.48	$0.49	$1.64	$1.47
Period End Book Value Per Share	$14.84	$13.91
Return on Average Assets	1.15%	1.20%	1.32%	1.22%
Return on Average Equity	12.49%	13.89%	14.88%	14.66%
Efficiency Ratio	65.26%	59.91%	62.20%	60.28%
Average Loans to Average Deposits	64.50%	57.85%	64.36%	57.82%
Reserve for Loan Losses / Loans EOP	1.37%	1.48%
Net Interest Margin (FTE)	4.16%	4.21%	4.19%	4.16%

SOURCE:	Central Virginia Bankshares, Inc.

     CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2004